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                                                                     EXHIBIT 5.1


                           Fulbright & Jaworski L.L.P.
                            1301 McKinney, Suite 5100
                            Houston, Texas 77010-3095

November 20, 2001

Enbridge Energy Company, Inc.
1100 Louisiana, Suite 2900
Houston, Texas  77002

Ladies and Gentlemen:

         We have acted as counsel to Enbridge Energy Partners, L.P., a Delaware limited partnership (the "Partnership") and Enbridge Energy Company, Inc., a Delaware corporation and the general partner of the Partnership (the "General Partner") in connection with the proposed offering by the Partnership of up to 2,587,500 Class A Common Units representing Class A limited partner interests in the Partnership (including an over-allotment option to purchase 337,500 Class A Common Units) (the "Class A Common Units"). We refer to the registration statement on Form S-3 (Registration No. 333-59758) filed with the Securities and Exchange Commission (the "Commission") by the Partnership on April 27, 2001, as amended by Amendment No. 1 filed on August 9, 2001, Amendment No. 2 filed on October 10, 2001, and Amendment No. 3 filed on October 23, 2001 and as supplemented by the Prospectus Supplement dated November 20, 2001 (as so amended and supplemented, the ("Registration Statement").

         As the basis for the opinion hereinafter expressed, we have examined such statutes, regulations, partnership and corporate records and documents, including the Amended and Restated Partnership Agreement of the Partnership (the "Partnership Agreement"), certificates of corporate and public officials, and other instruments as we have deemed necessary or advisable for the purposes of this opinion. Without limiting the foregoing, we have examined the Underwriting Agreement, dated November 20, 2001 (the "Underwriting Agreement"), between the Partnership, the General Partner, Enbridge Energy, Limited Partnership and the Underwriters named therein (the "Underwriters"). In such examination we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

         Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Class A Common Units have been duly authorized by the Partnership for issuance, and the Partnership has full partnership power and authority to issue, sell and deliver the Class A Common Units and, when issued and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

         The foregoing opinion is limited to the federal laws of the United States of America, the laws of the State of Texas and the Revised Uniform Limited Partnership Act of the State of Delaware and the Constitution of the State of Delaware, each as interpreted by the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to us under "Legal Matters" in the Prospectus Supplement dated November 20, 2001.

                                              Very truly yours,

                                              /s/  FULBRIGHT & JAWORSKI  L.L.P.

                                              Fulbright & Jaworski L.L.P.